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                                                                    Exhibit 99.1


BARRISTER
GLOBAL SERVICES NETWORK(SM)


PRESS RELEASE

COMPANY CONTACT:
Russell J. Matuszak
Barrister Global Services Network, Inc.
(716) 845-5010






                BARRISTER REPORTS AMEX PROCEEDING WITH DE-LISTING

BUFFALO, N.Y. - AUGUST 22, 2003 - Barrister Global Services Network, Inc. (AMEX:
BIS), a provider of multi-vendor IT services, today announced that it received notification from the American Stock Exchange ("AMEX") on August 19, 2003 that it intends to proceed with the filing of an application with the Securities and Exchange Commission to strike Barrister Global Services Network, Inc. common stock from listing and registration on the AMEX. The AMEX staff determined that the Company is not in compliance with (i) Section 1003(a)(ii) in that its stockholders' equity is less than $4,000,000 and it has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; and (ii) Section 1003(a)(iii) in that its stockholders' equity is less than $6,000,000 and it has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. The Company does not intend to appeal the de-listing of its securities and expects that the AMEX will suspend trading in the Company's securities in the near future. If the Company's common stock is de-listed from AMEX, the Company plans to have its common stock quoted and traded on the OTC Bulletin Board. However, there is no guarantee that the Company will succeed in having its common stock quoted on the OTC Bulletin Board.


About Barrister Global Services Network, Inc.

Barrister Global Services Network, Inc. is a provider of multi-vendor IT services, delivering superior resolution to client/server hardware challenges. Barrister's services range from warranty and non-warranty equipment maintenance to managed help desk to per incident hardware repair and technology deployment projects, as well as new POS and kiosk services for retailers. The Company manages a vast network of service partners - with over 15,000 certified technicians, serving more than 19,200 locations throughout the U.S., Canada, Mexico and Puerto Rico. Barrister is headquartered in Buffalo, New York. For more information, please visit www.barrister.com, send an e-mail to info@barrister.com or call toll free 866-565-2476.

This press release contains "forward-looking statements", within the meaning of the Private Security Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the industry, markets and economic environment in which the Company operates. Such statements involve risks and uncertainties that could cause actual results to differ materially from the results discussed in these statements. These risks are detailed in the Company's periodic reports filed with the Securities and Exchange Commission. *Barrister
    Global Services Network is a trademark, tradename and service mark, and Barrister is a registered trademark and service mark of Barrister Global
                             Services Network, Inc.



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